                                                                   EXHIBIT 10(b)

                                [AUL LETTERHEAD]

September 2, 2004

Ms. Mary Khouri
Lescar Company, Ltd
c/o Carnegie Mgmt. and Dev. Corp.
27500 Detroit Road, Suite 300
Westlake, Ohio  44145

Re:  AUL loan No. 2132201
     Lesco, Inc.
     15885 Sprague Road
     Strongsville, OH

Dear Ms. Khouri:

This letter shall supercede and make null and void the August 10, 2004 consent letter from American United Life Insurance Company ("AUL") to Lescar Company, Ltd.

AUL is pleased to advise you that the request for AUL to consent to (1) the "Assignment and Assumption of Lease" between Lesco Services, Inc., as Assignor, Lesco, Inc. and The Glidden Company ("Glidden"), as Assignee, and (2) the "Second Amendment to Lease and Extension Agreement" between Lesco, Inc., Lesco Services, Inc., The Glidden Company and Lescar Company, Ltd. has been approved. This consent is based upon the understanding that Lesco, Inc. and Lesco Services, Inc. are not automatically released from liability under the Lease upon Glidden obtaining a net worth of $90 million. Said release is still conditioned upon the reasonable approval of AUL.

AUL acknowledges receipt and satisfactory review to the "Second Amendment to Lease and Extension Agreement" and the "Assignment and Assumption Agreement".

A review fee of $1,500.00 is due and payable upon receipt of this letter. AUL acknowledges the receipt of $1,000.00.

If you have any questions or concerns, please contact me at (317) 285-1465.

Sincerely,

/s/ Patricia A. Johnson

Patricia A. Johnson
Senior Portfolio Administrator
Mortgage Loan Administration